Exhibit 10.29

JMP GROUP INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

NOTICE OF DEFERRED Restricted Stock Unit AWARD

Grantee’s Name and Address:

You, the above-named “Grantee,” have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Deferred Restricted Stock Unit Award (the “Notice”), the JMP Group Inc. (“JMP” or the “Company”) Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”), the JMP 2013 Compensation Program Election Form and Participation Agreement executed by you, together with all other agreements described therein (collectively, the “Program Agreements”) and the Restricted Stock Unit Agreement (the “RSU Agreement”) attached hereto. Unless otherwise provided in this Notice or the RSU Agreement, the undefined capitalized terms used in this Notice shall have the same meaning as those defined in the Plan.

Award Number

Date of Award

Total Number of Restricted Stock Units Awarded (the “Units”)

Vesting Schedule:

Except to the extent expressly set forth herein and in the Program Agreements, subject to the Grantee then being employed by the Company or any of its affiliated employer entities at the relevant vesting dates (set forth below) and any conditions and limitations set forth in this Notice, the RSU Agreement, the Plan or the Program Agreements, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”).

50% of the Units shall vest on _____________, and the remaining 50% of the Units shall vest on ______________.

Any issuance of stock or other satisfaction of this Notice and RSU Agreement upon vesting shall be net of any gains or losses and subject to income tax and all other legally required or permitted payroll withholdings in accordance with the terms of the Program Agreements.

Further, vesting shall cease (e.g., termination of employment for Cause (as defined in the Program Agreements)) or accelerate (e.g., a Change of Control (as defined in the Program Agreements)), in the manner set forth in the Program Agreements.

Any unvested Units shall be forfeited and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

In the event of the Grantee’s change in status from employee to consultant or director, the determination of whether such change in status results in a termination of continuous service will be determined in accordance with Section 409A of the Internal Revenue Code (the “Code”).

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the attached RSU Agreement, the Plan and the Program Agreements.

JMP GROUP INC., a Delaware corporation

By:	Raymond Jackson
Title:	Chief Financial Officer

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THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS GRANTED IN THIS AWARD ARE SUBJECT TO VESTING AND ARE NOT EARNED UNTIL AND UNLESS ALL CONDITIONS SET FORTH IN THIS NOTICE, THE PLAN, THE RSU AGREEMENT AND THE PROGRAM AGREEMENTS ARE SATISFIED. THE UNITS SHALL VEST, IF AT ALL, AS SPECIFICALLY PROVIDED HEREIN (AND NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD). THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE’S EMPLOYMENT STATUS IS AT WILL. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE RSU AGREEMENT, THE PLAN OR PROGRAM AGREEMENTS SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE COMPENSATION OR CONTINUATION OF THE GRANTEE’S EMPLOYMENT BY, OR SERVICES ON BEHALF OF, THE COMPANY OR ANY OF ITS AFFILIATED EMPLOYER ENTITIES OR ANY OTHER RELATED ENTITY (AS DEFINED IN THE PLAN), NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT BY, OR SERVICES ON BEHALF OF, THE COMPANY OR ANY OF ITS AFFILIATED EMPLOYER ENTITIES OR ANY OTHER RELATED ENTITY AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.

Grantee Acknowledges and Agrees:

The Grantee understands that receipt of any potential compensation under this Notice and the attached RSU Agreement is subject to the Grantee’s receipt of paper copies of the Plan and the Program Agreements or Grantee's consent to access copies of such documents in electronic form on the Company’s Employee Access website at www.employease.com or otherwise. Grantee hereby represents that he or she has access to the Company’s Employee Access website or has received a copies of the Notice, the RSU Agreement, the Plan and the Program Agreements, via either paper or electronic copies, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof. Grantee acknowledges that he or she has reviewed this Notice, RSU Agreement, the Plan and the Program Agreements in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and RSU Agreement and fully understands all provisions of this Notice, the RSU Agreement, the Plan and the Program Agreements.

The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares. The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the RSU Agreement, the Plan and the Program Agreements shall be resolved by the Administrator in accordance with Section 7(h) of the RSU Agreement. Grantee further agrees to notify the Company upon any change in the residence address on the signature page of this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

Award Number: ____

JMP GROUP INC.

AMENDED AND RESATED EQUITY INCENTIVE PLAN

DEFERRED RESTRICTED STOCK UNIT AGREEMENT

1.     Issuance of Units. JMP Group Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Deferred Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded as set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “RSU Agreement”), the JMP 2013 Compensation Program Election Form and Participation Agreement executed by the Grantee, together with all other agreements described therein (collectively, the “Program Agreements”) and the terms and provisions of the JMP Group Inc. Amended and Restated Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise provided herein, the undefined capitalized terms used in this RSU Agreement shall have the same meaning ascribed thereto in the Plan.

2.     Conversion of Units and Issuance of Shares.

(a)     General. Subject to Sections 2(b) and (c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting. Within ten (10) business days after a vesting date or acceleration of vesting, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations. Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than sixty (60) days following the date on which the Award vests. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share. Notwithstanding the foregoing, the Company may, in its sole discretion, make a cash payment in lieu of the issuance of the Shares in an amount equal to the value of one share of Common Stock multiplied by the number of then vested Units subject to the Award.

(b)     Delay of Conversion. The conversion of the Units into the Shares under Section 2(a) above shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law. If the conversion of the Units into the Shares is delayed by the provisions of this Section 2(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 2(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

(c)     Delay of Issuance of Shares. The Company shall have the authority to delay the issuance of any Shares under this Section 2 to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

3.     Transfer Upon Death. The Grantee may designate one or more beneficiaries of the Units in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. The terms of the Units shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

4.     Grantee Covenants. In consideration for the Grantee's Award of Units under the Notice and RSU Agreement, the Grantee shall be subject to the Participation Covenants (as defined in the Program Agreements).

The duration of the non-solicitation andgarden leave Participation Covenants shall be extended by the length of time of any litigation relating to the enforcement of these clauses.

5.     Taxes.

(a)     Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. The Grantee does not have discretion to direct the Company to withhold any amount in excess of the minimum statutory tax withholding requirements, to make any such excess tax payments on behalf of the Grantee, or to withhold or pay any amount in satisfaction of the Grantee’s other tax liabilities.

(b)     Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Under no circumstances will the Company be obligated to withhold any amount in excess of the minimum Tax Withholding Obligation, or to withhold or pay any additional amount in satisfaction of the Grantee’s other tax liabilities.

(i)     By Share Withholding. The Grantee authorizes the Company, upon the exercise of its sole discretion, to withhold from those Shares issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation. The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)     By Sale of Shares. Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all brokers' fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii)     By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Administrator) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

(c)     Stop-Transfer Notices. In order to ensure compliance with the terms of this Section 5, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company may issue a “stop transfer” instruction if the Grantee fails to satisfy any Tax Withholding Obligations.

Notwithstanding the foregoing, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.

6.     Dividend Equivalents. In the event the Company pays any cash or stock dividends on its Common Stock during the period commencing on the Date of Award and ending on December 31, 2014, and the Grantee’s Continuous Service (as defined in the Plan) has not been terminated or interrupted during calendar year 2014, dividend equivalents will be payable to the Grantee in cash in respect of fifty percent (50%) of the Units subject to this RSU Agreement, with the value of such dividend equivalents measured by the per share dividend paid with respect to the Company’s Common Stock during such period, and which payment shall be made on or before January 15, 2015. Further, in the event the Company pays any cash or stock dividends on its Common Stock during the period commencing January 1, 2015, and ending on December 31, 2015, and the Grantee’s Continuous Service has not been terminated or interrupted during calendar year 2015, dividend equivalents will be payable to the Grantee in cash in respect of his or her remaining outstanding Units, with the value of such dividend equivalents measured by the per share dividend paid with respect to the Company’s Common Stock during said period, and which payment shall be made on or before January 15, 2016. Any dividend equivalents that become payable to the Grantee in accordance with the preceding two sentences shall be paid to the Grantee after deduction for the Grantee’s Tax Withholding Obligation with respect to such dividend equivalents. For purposes of clarity, if the Grantee’s Continuous Service is terminated or interrupted at any time prior to December 31, 2014, for any or no reason, including but not limited to an involuntary termination without Cause or a voluntary termination due to Grantee’s complete cessation of employment of any kind or becoming employed or otherwise engaged in activities outside the financial services, investment banking and/or asset management industry, the Grantee will have no further rights to receive any dividend equivalents in respect of calendar year 2014 or 2015 (regardless of any rights that the Grantee may have to continue to vest in Units following any such termination or other event), and no additional dividend equivalents will be paid to the Grantee with respect to dividends declared or paid during 2014 or 2015 prior or subsequent to the date Grantee’s Continuous Service was terminated or interrupted.

7.     Miscellaneous Provisions.

(a)     Entire Agreement; Severability; Blue Pencil. The Notice, this RSU Agreement, the Plan and the Program Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Should any provision of the Plan, Program Agreements or the Notice and RSU Agreement be determined to be illegal or unenforceable, only such provision or provisions shall be invalid and will not invalidate the remaining provisions. The other provisions shall remain effective and shall remain enforceable, and if possible, the invalid term shall be revised, or a new valid term provided, to preserve the original intent of the parties. If any court determines that any of the covenants and agreements, or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(b)     Governing Law. These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(c)     Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of the Notice, this RSU Agreement, the Plan and the Program Agreements would be inadequate and, in recognition of this fact, any party to the Notice, this RSU Agreement, the Plan and the Program Agreements, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

(d)     Limitation of Rights. Nothing in the Notice, this RSU Agreement, the Plan and the Program Agreements or in any related instrument shall cause the 2012 Revised Compensation Program to be treated as a contract of employment within the meaning of the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or shall be construed as evidence of any agreement or understanding, express or implied, that the Company will (a) employ any person in any particular position or level of compensation, (b) offer any person initial or continued participation or awards in any commission, bonus or other compensation program, or (c) continue any person’s employment with the Company.

(e)     Waiver; Amendment. No provision of the Notice and this RSU Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of the Notice and this RSU Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of the Executive Committee.

(f)     Counterparts; Effectiveness. The Notice and this RSU Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The Notice and RSU Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(g)     Construction. The captions used in the Notice and this RSU Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(h)     Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this RSU Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

(i)     Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

(j)     Amendment and Delay to Meet the Requirements of Section 409A. The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this RSU Agreement in any manner and delay the issuance of any Shares issuable pursuant to this RSU Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and RSU Agreement and agree that the Grantee’s Award is to be governed by the terms and conditions of the Notice, this RSU Agreement, the Plan and the Program Agreements.

JMP GROUP INC., a Delaware corporation

By:	Raymond Jackson
Title:	Chief Financial Officer

____________________________________ (Signature)	_____________________________________ (Date)

_____________________________________ (Printed Name) _____________________________________ _____________________________________ (Print Residence Address Above)

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